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                                                                    EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is made and entered into as of July 31, 2003, by and between MARKET CENTRAL, INC., a Delaware corporation ("Buyer"); and PLIANT TECHNOLOGIES, INC., a Delaware corporation ("Seller").

                                  WITNESSETH:

                  WHEREAS, Seller is engaged in the business of developing, marketing, licensing and selling software solutions that automate the capture, search, workflow management and information mining of all types of unstructured and structured data and providing services related thereto (the "Business"); and

                  WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the assets of Seller relating to the operation of the Business, all on the terms and conditions set forth herein; and

                  NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                          Purchase and Sale of Assets

         1.1 Assets, Properties and Business to be Transferred. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined) Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from Seller, all of the rights, properties and assets of Seller described in Schedule 1.1 annexed hereto, but excluding the "Excluded Assets" described in Section 1.2 hereof (collectively, the "Purchased Assets"), in each case free and clear of all mortgages, liens, charges, security interests, claims and encumbrances of every nature, kind and character (collectively, "Liens") other than the Lien created by the Security Agreement and the Liens described on Schedule 5.14 annexed hereto.

         1.2 Excluded Assets. The parties to this Agreement expressly acknowledge and agree that there shall be excluded from the assets, rights, properties and business to be transferred to Buyer hereunder the assets, rights, properties and business described on Schedule 1.2 annexed hereto (hereinafter collectively referred to as the "Excluded Assets").

                                  ARTICLE II

                             Purchase Consideration

         2.1 Purchase Consideration. The total consideration to be paid by Buyer for the Purchased Assets (the "Purchase Consideration") shall include:
(a) $1,000; (b) the assumption by Buyer of Seller's obligation to discharge the indebtedness (the "Bridge Note Indebtedness")


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represented by those certain 12% Promissory Notes (the "Bridge Notes") issued by Seller and secured pursuant to that certain Security Agreement, dated as of March 13, 2003, between Seller and R. Douglas Parker (successor to David Cabello), as Collateral Agent, as amended (the "Security Agreement"), such Bridge Notes being listed on Schedule 2.1; (c) the assumption by Buyer of the Seller's obligations to pay Andrews & Kurth, L.L.P., Odyssey Capital, LLC and Coe Miles, J.D., Ph.D (collectively, the "Professional Services Creditors"), respectively, for professional services rendered in connection with the transactions contemplated by this Agreement, the amount of each such obligation being more fully described on Schedule 2.1 (the "Professional Services Obligations"); and (d) the assumption by Buyer of the Assumed Liabilities pursuant Section 3.1 below.

         2.2 Allocation of Purchase Consideration. The parties hereto acknowledge and agree that the transactions contemplated hereunder must be reported in accordance with Section 1060 of the Internal Revenue Code of 1986 (the "Code"). The parties hereto agree to report the transactions contemplated hereunder for all purposes in accordance with a purchase consideration allocation to be established by Buyer, in its sole discretion. All the parties hereto agree to share information and to cooperate to the extent necessary to permit the transactions to be properly, timely, and consistently reported.

                                  ARTICLE III

                           Assumption of Liabilities

         3.1 Liabilities Assumed by Buyer. In addition to the Purchase Consideration described in Section 2.1 above, at the Closing, Buyer shall by written instrument assume, and after Closing shall fully and timely perform and discharge when due in accordance with their terms, the liabilities and obligations of Seller under the contracts and leases included in those certain Purchased Assets specifically identified in Schedule 1.1 (other than contracts or agreements with current or former employees or independent contractors of Seller) and identified on Schedule 3.1, but only to the extent any required third party consents to the assignment and transfer thereof to Buyer has been obtained and only to the extent such liabilities and obligations relate to periods subsequent to the Closing and do not arise from Seller's acts or omissions (the "Assumed Liabilities"). The undertakings of Buyer referred to in this Section 3.1 shall not in any way limit Buyer's right of recourse as set forth in this Agreement for any breach of the covenants, representations or warranties of Seller contained herein. The assumption by Buyer of the Assumed Liabilities shall not enlarge any rights or remedies of any third parties under any contracts or arrangements with Seller. Nothing herein shall prevent Buyer from contesting with a third party in good faith any of the Assumed Liabilities.

         3.2 Liabilities Not Assumed by Buyer. Except for the Assumed Liabilities, Buyer shall not assume or incur, and Seller shall remain liable to pay, perform and discharge, all liabilities and obligations of Seller including, without limitation, all liabilities and obligations of Seller (i) with respect to federal, state and local taxes of every kind and character including income, property, intangibles, ad valorem, franchise, sales or use taxes or employment or payroll taxes (including but not limited to FICA, withholding obligations, and unemployment insurance premiums) resulting from or in any way connected with the operation of Seller's business (including any state or local taxes resulting from or in any way connected with the transactions contemplated by this Agreement), (ii) arising out of or in any way connected with pending or threatened litigation resulting from or in any way connected with the operation of the Business prior to the Closing, whether or not disclosed to Buyer, including accrued fees, if any, of counsel in respect thereof, (iii) for violation by Seller of


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any statute, ordinance, regulation, order, judgment or decree, (iv) under any contract, lease or usufruct of Seller as to which Seller's rights, benefits and privileges are not transferred and assigned to Buyer at the Closing, pursuant to the terms of this Agreement, (v) under any contract or lease of Seller as to which Seller's rights, benefits and privileges are transferred and assigned to and assumed by Buyer at the Closing, which relate to periods prior to the Closing, (vi) arising out of or in respect of any transaction of Seller accruing after the Closing, (vii) for costs incurred, whether or not then due, for utilities services rendered or furnished to Seller, including without limitation all water, gas and sewage treatment services prior to the Closing,
(viii) owed to its stockholders or any affiliate of Seller or its stockholders,
(ix) arising out of Seller's breach of this Agreement including any representation or warranty contained herein, (x) with respect to accrued or contingent benefits under any "employee welfare benefit plan" or "employee pension benefit plan", as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Seller, (xi) arising from or relating to any claims by or on behalf of present or former employees of Seller in respect of severance pay or benefits or termination pay or benefits and similar obligations relating to the termination of such employees' employment with Seller or Buyer's refusal to hire the same, or (xii) any of Seller's accounts payable.

                                  ARTICLE IV

                          Closing of Purchase and Sale

         4.1 Closing. Closing of the purchase and sale provided for herein (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Suite 3100, Atlanta, Georgia 30309, beginning at ___, a.m., on _______________, 2003, or at such other time and place as the parties shall mutually agree upon. The actual date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         4.2 Actions to be Taken at Closing by Seller. At the Closing, Seller shall:

                  (a) deliver to Buyer written evidence (in recordable form where necessary) of all consents, approvals or waivers of lessors, landlords, mortgagees and other third parties relating to the assignment by Seller to Buyer of the leases, usufructs, contracts or agreements listed on
Schedule 1.1 annexed hereto.

                  (b) execute and deliver to Buyer any and all warranty deeds, bills of sale, assignments of contracts and other such documents and instruments as Buyer's counsel may deem necessary to convey the Purchased Assets to Buyer, in each case in a form satisfactory to Buyer's counsel.

                  (c) deliver to Buyer all such certified resolutions, certificates, documents or instruments with respect to Seller's corporate existence and authority as Buyer's counsel may have reasonably requested prior to the Closing Date.

                  (d) deliver to Buyer appropriate receipts from the revenue authority in Texas showing that all sales and use taxes and withholding taxes owed by Seller to such revenue authority have been paid or the appropriate certificates from such revenue authority stating that no such taxes, interest, or penalties are due.

         4.3      Actions to be Taken at Closing by Buyer. At the Closing,
Buyer shall:


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                  (a)      execute and deliver to Seller an instrument whereby
Buyer assumes the Bridge Note Indebtedness and the Professional Services Obligations, said instrument to be in form and substance reasonably satisfactory to Seller's counsel.

                  (b) execute and deliver to Seller an instrument whereby Buyer assumes the Assumed Liabilities, said instrument to be in form and substance reasonably satisfactory to Seller's counsel.

                  (c) deliver to Seller a check for the cash portion of the Purchase Consideration.

                                   ARTICLE V

                    Representations and Warranties of Seller

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Buyer shall rely thereon, Seller hereby represents and warrants to Buyer the following (as of the date hereof and as of the Closing):

         5.1 Corporate Status and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority under its charter documents and by-laws to own and lease its properties, to operate and to conduct its business as the same exist at the date hereof, and Seller is duly qualified to do business and is in good standing in Texas and every other jurisdiction in which the nature of its business makes such qualification necessary.

         5.2 Authorization. Seller has full corporate power and authority under its certificate of incorporation and by-laws, and the Board of Directors and stockholders of Seller have taken all necessary action to authorize Seller to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all actions required to be taken by Seller pursuant to the provisions hereof, and this Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

         5.3 Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including but not limited to the assignment to Buyer of any contract or lease), does or will violate, conflict with, result in breach of any material provision of, constitute a default under, result in the termination of or permit any third party to terminate (with or without notice, lapse of time or pursuant to any legal or equitable principle) or accelerate the performance required on the part of Seller by the terms of, any material agreement or instrument (including but not limited to any contract or lease) to which Seller is a party or by which Seller or any of its assets is subject or bound, or result in the creation or imposition of any Lien on, or restriction on the use of, any of the Purchased Assets.

         5.4 Governmental Approvals. No filing with, consent of, or approval by any governmental, administrative or regulatory body, agency or commission is required in connection with the sale and transfer of the Purchased Assets by Seller as contemplated hereby.

         5.5 Indebtedness, Guaranties and Suretyships. Schedule 5.5 annexed hereto contains a complete and accurate list of all indebtedness for money borrowed and owed by Seller or to which any of its assets or properties are subject, including a general description of the terms thereof and all


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assets pledged or otherwise subject thereto. A true and correct copy of each note, loan, credit or other similar instrument pursuant to which any such indebtedness was incurred has been furnished to Buyer by Seller. Except as set forth on Schedule 5.5 Seller has not incurred, and none of its assets or properties are subject to any liability or obligations (accrued, absolute, contingent or otherwise), whether or not such liabilities are normally shown or reflected on a balance sheet prepared in a manner consistent with generally accepted accounting principles. Except as set forth on Schedule 5.5, there are no guaranties or suretyships by which Seller is bound or to which any of its assets or properties are subject. Except as set forth on Schedule 5.5, Seller is not in default in respect of any term or condition of any such indebtedness. Each of the Professional Services Obligations represents an amount owed by Seller for services rendered to Seller by the applicable Professional Services Creditor in connection with the negotiation and consummation of the transactions contemplated by this Agreement and does not represent any amounts owed for services rendered in connection with any other transaction or matter. The Bridge Notes listed on Schedule 2.1 constitute all of the obligations secured by the lien granted by Seller under the Security Agreement.

         5.6 Litigation. Except as disclosed on Schedule 5.6, there is no governmental investigation or proceeding or governmental or private litigation pending, or, to the knowledge of Seller, threatened, against Seller or any of the Purchased Assets or relating to the Business of Seller, nor to the knowledge of Seller is there any basis therefor and there are no outstanding judgments, orders, writs, injunctions or decrees of any court, government or governmental agency against or affecting Seller or any of the Purchased Assets. No pending governmental investigation or proceeding or governmental or private litigation pending or threatened could, if decided adversely to Seller, have a material adverse affect on Seller, the Purchased Assets or the conduct by Buyer of the Business with the Purchased Assets.

         5.7 Taxes. Except as set forth on Schedule 5.7, Seller has filed all federal, state, and local tax returns required to be filed by Seller and has made timely payment of all taxes shown by those returns to be due and payable, including any and all employment taxes of every nature, kind and character and there exists no tax liens or other encumbrances on any of the Purchased Assets being sold pursuant to this Agreement.

         5.8 Contracts. Schedule 5.8 annexed hereto sets forth a complete and accurate list of all material contracts to which Seller is a party or which affect or relate to the Business of Seller or are used or useful in the Business as a going concern. Except as set forth in Schedule 5.8, Seller is not a party to any (i) contract not made in the ordinary course of business, (ii) employment contract not terminable at will without penalty or liability, (iii) contract with any labor union or association, or (iv) continuing contract for the future purchase of materials, supplies, inventory or equipment in excess of the reasonable foreseeable requirements of its business and for normal operating inventory. As used herein, the term "contract" includes any written or oral agreement, commitment, understanding or arrangement. Seller has performed in all respects all contractual obligations required to be performed by it to date and is not in default in any respect under any contract to which it is a party or by which it is bound and, to the best knowledge of Seller, no other party to any such contract is in material default in the performance of its obligations thereunder or has taken any action which constitutes, or with notice or lapse of time would constitute, a breach or anticipatory breach thereof. Except as specifically disclosed in Schedule 5.8, all contracts included in the Purchased Assets are assignable to Buyer without modification of the terms thereof and without the consent of any party other than Seller who is a party thereto.


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         5.9      Fixed Assets. Set forth on Schedule 5.9 annexed hereto is a complete and accurate list of all the vehicles, tools, furniture, machinery and equipment, trade fixtures and other personal property or fixed assets material to the Business or necessary or useful to the continued operation of Seller's business (hereinafter collectively the "Fixed Assets"). At the Closing Seller will have good and marketable title to all of the Fixed Assets, free and clear of any and all Liens whatsoever. The Fixed Assets of Seller are in good operating condition and repair, subject only to ordinary and reasonable wear and tear from normal use thereof.

         5.10     Intellectual Property.

                  (a) The Purchased Assets include all Intellectual Property (as defined below) used or held for use in the conduct of the Business as currently conducted by Seller (the "Intellectual Property Assets"). As used in this Agreement, the term "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, methods, designs, devices, tools, specifications, techniques, algorithms, formulae, improvements, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, computer programs, software (whether in source or object code) and related documentation, mask works, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

                  (b) Schedule 5.10(b) sets forth a list of all patents, patent applications, copyright registrations (and applications therefor), trademark registrations (and applications therefor) and trade names owned by Seller and used in the Business. Each of the federal and state registrations relating to the foregoing Purchased Assets is valid and in full force and effect.

                  (c) Schedule 5.10(c) sets forth a list of all patents, software and other technology used in the Business and for which Seller does not own all right, title and interest (other than "shrink-wrap" software licensed in the ordinary course of business) (collectively, the "Third Party Technology"), and all license agreements or other contracts pursuant to which Seller has the right to use the Third Party Technology (the "Third Party Licenses"). Seller has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) all Third Party Technology that is incorporated or used in the Business. Seller has not received notice that any party to any such license intends to cancel, terminate or refuse to renew (if renewable) such license or to exercise or decline to exercise any option or right thereunder.

                  (d) Schedule 5.10(d) sets forth a list of all material software products and tools developed, produced, marketed, sold or licensed by Seller in the operation of the Business as of the date of this Agreement, or during the two years prior to such date (the "Products").

                  (e) All the Intellectual Property Assets are owned by Seller free and clear of all Liens, except for the Lien created by the Security Agreement. Other than nonexclusive licenses granted in the ordinary course of business, Seller has not granted to any third party any rights or permissions to use any of the Intellectual Property Assets. All such non-exclusive licenses granted by Seller are listed Schedule 5.10(e), and true and correct copies of each agreement pursuant to which such non-exclusive licenses were granted have been provided to Buyer. Seller has not received any notice or claim (whether written, oral or otherwise) challenging Seller's ownership or rights in the Intellectual Property Assets or claiming that any other person or entity has any legal or beneficial


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ownership with respect thereto or challenging the validity or enforceability of the Intellectual Property Assets.

                  (f) Neither Seller's operation of the Business prior to the Closing nor the Intellectual Property Assets infringe, violate or interfere with or constitute a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity. Seller has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by either Seller's operation of the Business or the Intellectual Property Assets.

                  (g) To Seller's knowledge, no other person or entity is infringing or misappropriating the Intellectual Property Assets.

                  (h) Except as disclosed on Schedule 5.10(h), (i) Seller has not disclosed any source code to any person or entity; (ii) Seller has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information of the Business; (iii) Seller has not deposited any source code into any source code escrows or similar arrangements; and (iv) each person who has worked on or participated in the development of any of the Intellectual Property Assets has entered into an agreement with Seller providing for the exclusive ownership of such Intellectual Property Assets by Seller. If, as disclosed Schedule 5.10(h), Seller has deposited any source code into source code escrows or similar arrangements, to Seller's knowledge, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

                  (i) Schedule 5.10(i) sets forth a list of all Internet domain names used by Seller in the Business (collectively, the "Domain Names"). Seller has, and following the Closing, Buyer will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Business as it is currently conducted.

         5.11 Compliance with Law. Seller is not in violation of any applicable law, ordinance or regulation including any Environmental Laws (as hereinafter defined), except for violations which will not (either in any individual case or in the aggregate) have a material adverse effect upon the financial condition or operations of the Business or Seller. All permits, licenses and other governmental authorizations and approvals required to conduct the Business have been obtained and are in full force and effect and there is no proceeding pending, or, to the knowledge of Seller, threatened, against Seller which may result in the revocation, cancellation, suspension or any adverse modification of any of such permits, licenses, governmental authorizations or approvals. For purposes of this Agreement, "Environmental Laws" shall mean the Resource, Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (Super Fund), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act and all other United States Federal and state and local laws and regulations concerning protection of the environment and the transportation, storage, treatment or disposal of Hazardous Materials.

         5.12 Labor Relations; Employees. Set forth on Schedule 5.12 annexed hereto is a complete and accurate list of the present employees and independent contractors of the Business together with the present level of compensation for each employee and independent contractor.


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Except as set forth on Schedule 5.12, other than amounts which have not yet become payable in accordance with Seller's customary practices, which will be paid in a timely manner, (a) Seller has paid in full to its employees or independent contractors, as the case may be, all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to date, and (b) Seller has paid, or will pay in a timely manner, all severance pay and benefits, FICA, withholding taxes and vacation pay for all of its employees or independent contractors, as the case may be, and is not subject to any claim for non-payment or non- performance of any of the foregoing. Seller is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or any comparable state or local agency. There is no labor strike, dispute, slowdown or stoppage pending, or to the best knowledge of Seller, threatened, against or involving Seller. No grievance which might have an adverse effect on Seller or the conduct of the Business or proceeding alleging discriminatory practices is pending and no claim therefor has been asserted. Seller is not a party to any collective bargaining agreement with respect to any of its employees.

         5.13 Employee Benefit Plans. Except as set forth on Schedule 5.13 annexed hereto, Seller does not maintain or contribute to any "employee welfare benefit plan" or "employee pension benefit plan," as such terms are defined in ERISA. None of such plans are underfunded, and none of such plans will or could reasonably be expected to give rise to a Lien against the Purchased Assets. Seller does not contribute, and has not contributed since its formation, to a "multi-employer plan," as that term is defined in ERISA.

         5.14 Purchased Assets Complete and Lien Free. The Purchased Assets constitute all of the material assets and rights used by Seller in the conduct of the Business (exclusive of the Excluded Assets). Upon the transfer of the Purchased Assets to Buyer at the Closing, Buyer will own all of the assets and rights necessary for it to develop, license and sell any and all software and software solutions which were licensed and sold by Seller, or which were under development by Seller, prior to the Closing, in a manner consistent with the manner in which Seller developed, licensed and sold such software and software solutions prior to the Closing (exclusive of the Excluded Assets). Seller has good and marketable title to the Purchased Assets, free and clear of any Liens, except for the Lien created pursuant to the Security Agreement and those Liens described on Schedule 5.14. At the Closing, Seller will convey to Buyer good and marketable title to all of the Purchased Assets, free and clear of any and all Liens, except for the Lien created pursuant to the Security Agreement and those Liens described on Schedule 5.14.

         5.15 Books and Records. The books and records of Seller are true, correct and complete in all material respects, have been maintained in accordance with good business practice and in accordance with all laws, regulations and other requirements applicable to its business and operations.

         5.16 Disclosure. Neither this Agreement nor any schedule, exhibit or certificate delivered in accordance with the terms hereof, contains any untrue statement of material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Seller which materially and adversely affects the Business, or the prospects or financial condition of Seller or its properties or assets, which has not been set forth in this Agreement or in the schedules or certificates in writing furnished in connection with the transactions contemplated by this Agreement, including, without limitation,
Schedule 5.16.


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         5.17     No Broker's or Finder's Fees. Except for the Professional
Services Obligation owed to Odyssey Capital, LLC and assumed by Buyer pursuant to Section 2.1, no agent, broker, investment banker, person or firm acting on behalf of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

                                  ARTICLE VI

                    Representations and Warranties of Buyer

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Seller shall rely thereon, Buyer hereby represents and warrants to Seller the following (as of the date hereof and as of the Closing):

         6.1 Corporate Status and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority under its certificate of incorporation and by-laws to own and lease its properties and to conduct its business as the same exists at the date hereof.

         6.2 Authorization. Buyer has full corporate power and authority under its certificate of incorporation and by-laws and has taken, or as of the Closing will have taken, all necessary corporate action to authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby (including, without limitation, the assumption of the Assumed Liabilities), and this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

         6.3 Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby does or will violate, conflict with, result in a breach of any material provision of, constitute a default under, result in the termination of or permit any third party to terminate (with or without notice, lapse of time or pursuant to any legal or equitable principle) or accelerate the performance required on the part of Buyer by the terms of, or accelerate the maturity of or require the prepayment of any indebtedness of Buyer under, any judgment, order, decree or material agreement or instrument to or by which Buyer or any of its assets is subject or bound.

                                  ARTICLE VII

                                   Covenants

         7.1 Operation in Ordinary Course. From the date hereof to the Closing Date, except with the prior written consent of Buyer, Seller shall (a) conduct its business only in the ordinary course and in substantially the same manner as conducted at the date hereof, (b) use its reasonable best efforts to preserve its business organization intact and to retain the services of its present officers, key employees, purchasing and sales personnel and representatives, (c) use its reasonable best efforts to preserve favorable relations with its employees, customers, suppliers and others having business relations with it, (d) use its reasonable best efforts to comply with all applicable laws, (e) refrain from entering into, amending in any material respect or terminating any contract to which it is a party, (f) refrain from changing in any material respect any employee's compensation or employment benefits; (g) refrain from making any distribution to its stockholders, and (h) conduct its business in such a


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manner that the representations and warranties contained in Article V of this
Agreement shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Seller shall jointly and severally indemnify and hold Buyer harmless from and against any claim or loss incurred by Seller, resulting from or arising out of any act or omission of Buyer under this Section 7.1 if such act or omission was taken or made in good faith and in a commercially reasonable manner.

         7.2 Notice of Events. Seller shall promptly notify Buyer of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or certificate delivered by or on behalf of Seller or its officers or directors hereunder had such event, occurrence, transaction or item existed on the date hereof, and (c) any lawsuits, claims, proceedings or investigations that after the date hereof are threatened or commenced against Seller or any of its officers, directors, employees, consultants, agents or stockholders with respect to the affairs of Seller.

         7.3 Exclusive Dealing. During the period beginning on the date hereof and ending on July 11, 2003 (the "Exclusivity Period"), Seller shall refrain, and shall cause each of their respective representatives, directors, officers, stockholders, agents or affiliates to refrain, from (i) entertaining or discussing a possible sale, merger, recapitalization or other disposition of Seller, any capital stock or assets of Seller or any interest therein with any other party or provide any information to any other party in connection therewith, or (ii) disclose to any other party the contents of this Agreement or the details of the transactions proposed herein. In addition, Seller will inform Buyer of, and provide Buyer with information regarding, any other offers or expressions of interest for Seller or any of its assets.

         7.4 Examinations and Investigations. Until the Closing, Buyer shall be entitled, through its employees and representatives, including, without limitation, its counsel and accountants, to make such investigation of the assets, properties, business and operations of Seller, and such examination of the books, records and financial condition of Seller as Buyer deems necessary or advisable. Any such investigation and examination shall be conducted at reasonable times during normal business hours and under reasonable circumstances. No investigation by Buyer (or failure to conduct such an investigation) shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller under this Agreement, or Buyer's rights under Article X of this Agreement. In order that Buyer may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of Seller, Seller shall furnish, the representatives of Buyer during such period with all such information and copies of such documents concerning the affairs of Seller as such representatives may reasonably request and cause its respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination.

         7.5 Payment of Seller's Obligations. With the exception of those obligations expressly provided to be assumed by Buyer hereunder, Seller shall pay, fulfill, perform, and discharge as and when the same are due, all indebtedness, payables, duties and obligations of every and any nature whatsoever arising from the acts and omissions of Seller, its business activities and transactions, and from any state of facts in existence prior to the Closing which could in any way give rise to a claim against Buyer, its assets, or the Purchased Assets.

         7.6 Further Assurances. Seller covenants and agrees that from and after the Closing it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of Buyer and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to transfer more effectively to Buyer, or to perfect or record Buyer's title to or interest in or to enable Buyer to use, the Purchased Assets, or otherwise to confirm or carry out the provisions and intent of this Agreement. In addition, at the request of Buyer, from time to time, Seller shall cooperate, and shall use commercially reasonable efforts to cause its current and former officers, directors, employees, attorneys and accountants to cooperate, with Buyer in the preparation of financial statements of Seller and the Business for periods prior to the Closing and the completion of audits with respect to such financial statements and shall use commercially reasonable efforts to provide any and all information regarding Seller and its operation of the Business prior to the Closing as may be required by Buyer to complete such financial statements and audits.

         7.7 Collection of Receivables. After the Closing, Buyer shall be empowered to collect all receivables and other items transferred to Buyer pursuant to this Agreement, and to endorse with the name of Seller (but solely for Buyer's benefit and account) any checks and other instruments received on account thereof. Seller shall transfer or cause to be transferred to Buyer any cash or other property that Seller may receive after the Closing in respect of such receivables or other items transferred to Buyer hereunder. After the Closing, Seller shall cooperate with Buyer in connection with the collection of all such receivables and the pursuit of all other actions, proceedings or disputes involving Seller based on contracts, arrangements or acts of Seller which were in effect or occurred on or prior to the Closing Date.

                                 ARTICLE VIII

            Conditions Precedent to the Obligation of Buyer to Close

         The obligation of Buyer to enter into and complete the Closing is subject, at Buyer's option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer only in writing:

         8.1 Representations and Covenants. The representations and warranties of Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. At the Closing, Seller shall have delivered to Buyer a certificate to such effect.

         8.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened against by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have a materially adverse effect on the assets, properties, business, operations or financial condition of Seller or the Business. At the Closing, Seller shall have delivered to Buyer a certificate to such effect.

         8.3 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing and the continued operation of the Business by Buyer shall have been obtained.

         8.4 Third Party Consents. All consents, permits, waivers and approvals from parties to material contracts with Seller that may be required in connection with the performance by Seller of its obligations under this Agreement or the continuance of such contracts with Seller without material modification after the Closing shall have been obtained (with satisfactory written evidence thereof, in recordable form where necessary, to be furnished to Buyer at the Closing).

         8.5 Due Diligence. Buyer shall have completed its due diligence review of Seller and the Business and shall be satisfied with the results thereof.

         8.6 No Material Adverse Change. There shall have been no material adverse change in the assets or liabilities, the business or condition, (financial or otherwise) of the Business or its employees or customers regardless of reason, including, without limitation, to those changes that are the result of any legislative or regulatory change, the announcement of the transactions described herein, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or other public force or otherwise. At the Closing, Seller shall have delivered to Buyer a certificate to such effect.

         8.7 Books and Records. Buyer shall have received the books of account and all books, papers, records, correspondence and instruments of, or relating to, Seller's operation of the Business prior to the Closing.

         8.8 Approval of Transactions. The Board of Directors of Buyer shall have approved this Agreement and the transactions contemplated hereby. The Board of Directors and stockholders of Seller shall have approved this Agreement and the transactions contemplated hereby.

         8.9 Good Standing Certificates, Etc. Seller shall have delivered all certified resolutions, certificates, documents or instruments with respect to Seller's corporate existence and authority as Buyer may have reasonably requested prior to the Closing Date.

         8.10 Agreement with Senior Note Holders and Professional Services Creditors. Each holder of a Bridge Note (all such holders, collectively, the "Senior Debt Holders") and each Professional Services Creditor shall have executed and delivered to Buyer an agreement, pursuant to which (a) each Senior Debt Holder shall have agreed to cancel the indebtedness represented by the Bridge Note held by such Senior Debt Holder and to release any and all Liens granted as security therefor, and (b) each Professional Services Creditor shall have agreed to cancel the Professional Services Obligations owed to such Professional Services Creditor, in each case, upon terms and conditions mutually agreeable to such Senior Debt Holder or Professional Services Creditor, as the case may be, and Buyer (the "Discharge Agreement").

         8.11 Employment Agreements. Each of the following employees of Seller shall have entered into an employment agreement with Buyer in form and substance mutually agreeable to Buyer and such employee: Paul Odom, Robie Childers and Dennis Kotlar.

         8.12 Opinion of Seller's Counsel. Seller shall have delivered to Buyer the signed opinion of Andrews & Kurth L.L.P., counsel to Seller, in form and substance satisfactory to Buyer and Buyer's counsel.

         8.13 Compliance with Securities Laws. Buyer shall have determined, in its reasonable discretion, that the consummation of the transactions contemplated by this Agreement, including without limitation, the issuance of the Consideration Shares and the Consideration Warrants, complies with all applicable securities laws.

                                  ARTICLE IX

           Conditions Precedent to the Obligation of Seller to Close

         The obligation of Seller to enter into and complete the Closing is subject, at Seller's option, to the fulfillment of the following conditions, any one or more of which may be waived by Seller only in writing:

         9.1 Representations and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. At the Closing, Buyer shall have delivered to Seller a certificate to such effect.

         9.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transaction. At the Closing, Buyer shall have delivered to Seller a certificate to such effect.

         9.3 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing and the continued operation of the Business shall have been obtained.

         9.4 Approval of Transactions. The Board of Directors of Buyer shall have approved this Agreement and the transactions contemplated hereby. The Board of Directors and stockholders of Seller shall have approved this Agreement and the transactions contemplated hereby.

                                   ARTICLE X

          Survival of Representations and Warranties; Indemnification

         10.1 Survival of Representations and Warranties. Except as is otherwise expressly provided for in this Section 10.1, the representations and warranties of any party hereto set forth in this Agreement shall survive the Closing for a period of eighteen (18) months. All representations and warranties of Seller contained in Sections 5.7 (Taxes), 5.11 (Compliance with
Law), 5.13 (Employee Benefit Plans) and 5.14 (Purchased Assets Complete and Lien Free) shall survive the Closing until the expiration of the applicable statute of limitations with respect to the liability in question. Any claim any party makes against another in writing prior to the expiration of the applicable survival period provided for in this Section 10.1 shall survive the expiration of such period and the party asserting the claim shall have the right to pursue the same in accordance with the applicable indemnification provisions provided for in this Agreement. This Article X shall provide the sole and exclusive remedy for any and all damages, claims, losses, liabilities or expenses arising out of or relating to this Agreement or the transactions contemplated herein provided, however, the provisions of this
Section 10.1 shall not in any manner diminish, restrict or otherwise limit any party's right to obtain either (i) a remedy in addition to the indemnification provided for in this Article X, with respect to any breach or violation or failure to fully perform, any covenant, agreement, undertaking or obligation of any party set forth in this Agreement based on or arising out of fraud, fraudulent inducement or intentional misrepresentation, or (ii) injunctive or other provisional relief as necessary or appropriate.

         10.2 Indemnity Agreement of Seller. Seller shall defend, indemnify and hold harmless Buyer and its directors, officers, employees, agents, affiliates, successors and assigns (the "Buyer Indemnified Parties") from and against any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) ("Losses") suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

                  (a) any breach of any representation or warranty on the part of Seller contained in this Agreement or any misrepresentation in or omission on the part of Seller contained in any certificate furnished or to be furnished to Buyer by Seller pursuant to this Agreement;

                  (b) any breach or non-fulfillment on the part of Seller of any covenant contained in this Agreement;

                  (c) any failure of Seller to convey to Buyer good and marketable title to the Purchased Assets, free and clear of all Liens;

                  (d) Seller's failure to timely satisfy, perform or discharge any liability or obligation of Seller that is not an Assumed Liability hereunder; or

                  (e) any claims with respect to brokers' or finders' fees due with respect to the transactions contemplated herein and alleged to arise from any contract entered into by Seller.

         10.3 Indemnity Agreement of Buyer. Buyer shall, defend, indemnify and hold harmless Seller from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

                  (a) any breach of any representation or warranty or non-fulfillment of any covenant or agreement on the part of Buyer contained in this Agreement, or any misrepresentation in or omission from or non-fulfillment of any covenant on the part of Buyer contained in any certificate furnished or to be furnished to Seller by Buyer pursuant to this Agreement;

                  (b) Buyer's failure to timely satisfy, perform or discharge any Assumed Liability; or

                  (c) any claims with respect to brokers' or finders' fees due with respect to the transactions contemplated herein and alleged to arise from any contract entered into by Buyer.

         10.4     Indemnification Procedure.

                  (a) With respect to any claim for indemnification under this Agreement, the party seeking indemnification (the "Indemnitee") shall promptly notify the indemnifying party hereunder (the "Indemnitor") in writing of any damage, claim, loss, liability or expense or other matter which the Indemnitee has determined has given or could give rise to a claim for which indemnification rights are granted hereunder (such written notice referred to as the "Notice of Claim"). The Notice of Claim shall specify, in reasonable detail, the nature and estimated amount of any such claim giving rise to a right of indemnification, to the extent the same can reasonably be estimated. Any failure on the part of an Indemnitee to give timely notice to the Indemnitor of a claim shall not affect the right of the Indemnitee to obtain indemnification from the Indemnitor with respect to such claim unless the Indemnitor is actually harmed by such failure to notify, and then only to the extent of such actual harm.

                  (b) With respect to any matter set forth in a Notice of Claim relating to a third party claim, the Indemnitor shall defend, in good faith and at its expense, any such claim or demand, and the Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the Indemnitor is defending any such third party claim in good faith, the Indemnitee shall not settle or compromise such third party claim. The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any third party claim and shall cooperate fully with the Indemnitor in the defense of all such claims. If the Indemnitor does not defend any such third party claim or if the Indemnitor does not provide the Indemnitee with prompt and reasonable assurances that the Indemnitor will satisfy the third party claim, the Indemnitee may, at its option, elect to defend any such third party claim, at the Indemnitor's expense. An Indemnitor may not settle or compromise any claim without obtaining a full and unconditional release of the Indemnitee, unless the Indemnitee consents in writing to such settlement or compromise. Notwithstanding the foregoing, if there is a reasonable probability that a third party claim for which Buyer has indemnification rights against Seller hereunder will materially and adversely affect Buyer other than as a result of money damages or other payments, Buyer shall be entitled to conduct the defense of such claim at the expense of Seller.

         10.5     Limits on Indemnification.

                  (a) The aggregate indemnification obligation of Buyer under Section 10.3 shall be limited to an amount equal to $500,000, minus the aggregate amount Buyer has previously paid in satisfaction of its indemnification obligations contained in the Discharge Agreement.

                  (b) Notwithstanding the foregoing, the limitations set forth in this Section 10.5 shall not apply to fraudulent misrepresentations or intentional misconduct.

                                  ARTICLE XI

                         Covenants Against Competition

         11.1 Restrictive Covenants. To induce Buyer to purchase the Purchased Assets, Seller covenants and agrees with Buyer that, if the transactions contemplated hereby are closed, Seller will not for a period of three (3) years following the Closing Date:

                  (a) Within the Territory (as hereinafter defined), engage in any Competitive Activity (as hereinafter defined); or

                  (b) Directly or indirectly solicit the employment of, or encourage to leave the employment of Buyer or any of its affiliates, any employee of Buyer or any of its affiliates who was an employee of Seller immediately prior to the Closing.

         11.2 Nondisclosure of Confidential Information. To induce Buyer to purchase the Purchased Assets, Seller covenants and agrees with Buyer that, if the transactions contemplated herein are closed, Seller will not disclose or use or otherwise exploit for its own benefit or for the benefit of any other person or entity any Confidential Information (as hereinafter defined). The covenant contained in this Section 11.2 shall survive for a period of five (5) years following the Closing Date; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, the obligations of confidentiality and nondisclosure as set forth in this Section 11.2 shall continue to survive after said five (5) year period to the greatest extent permitted by applicable law. These rights of Buyer are in addition to those rights Buyer has under the common law or applicable statutes for the protection of trade secrets.

         11.3 Remedies. Seller acknowledges that irreparable loss and injury would result to Buyer upon any breach of any of the covenants contained in Section 11.1 or Section 11.2 and that damages arising out of such breach would be difficult to ascertain. Seller agrees that, in addition to all the remedies provided at law or at equity, Buyer may petition and obtain, without bond, from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by Seller of any such covenant.

         11.4 Blue-Penciling. If any court determines that any one or more of the restrictive covenants contained in Section 11.1 or 11.2, or any part thereof, is unenforceable because of the duration of such provision or the territory or activities covered thereby, such court shall have the power to reduce the duration or the territory or prohibited activities of such provision, and, in its reduced form, such provisions shall then be enforceable and shall be enforced.

         11.5 Definitions. For purposes of this Article XI the following terms shall have the meanings set forth below:

                  (a) The term "Confidential Information" shall mean and include all information, data and know-how of Seller which is purchased and transferred to Buyer pursuant to the terms hereof or relates to the Business including without limitation, administrative procedures, sales or marketing programs or techniques, payment plans, existing or new products of the business purchased by Buyer from Seller hereunder, unpublished list of current or prospective customers, information relating to the solicitation of customers for the Business purchased by Buyer, pricing, quotations, manufacturing techniques, software (source or object code), diagrams, mask works, or know-how and any other information (whether or not constituting a trade secret) not generally known by competitive businesses which has value to Buyer in its operation of the Business. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Buyer (except where such public disclosure has been made without authorization), or that has been independently developed and disclosed by others, or that otherwise enters the public domain by means other than by breach of this Agreement by Seller, or by a breach of the Discharge Agreement by the Senior Debt Holders, the Professional Service Creditors or their respective affiliates.

                  (b) The term "Competitive Activity" shall mean and include any activity in which Seller directly or indirectly owns, manages, operates, controls, is employed by (either as an employee or an independent contractor) or participates in the ownership, management, operation or control, of any business (other than the business of Buyer or its successors or assigns) that is competitive with the Business as conducted by Seller at any time during two-year period ending on the Closing Date.

                  (c) The term "Territory" shall mean and include all geographic areas located in the following states: Texas, California, Georgia, North Carolina, Louisiana, Arkansas and Florida.

                                  ARTICLE XII

             Taxes, Utilities, Assessments and Similar Adjustments

         12.1 Payment of Certain Taxes. Seller shall be responsible for the payment of the following:

                  (a) all federal, state, and other taxes imposed upon Seller's net income from the transactions contemplated hereunder (including but not limited to federal taxes based upon depreciation recapture and federal taxes based upon the recapture of investment tax credit);

                  (b) taxes payable by Seller on gross income from the sale of the Purchased Assets of Buyer hereunder;

                  (c) all sales and use taxes imposed on the purchase, sale, use or transfer of property by Seller prior to and as a result of the Closing; and

                  (d) any penalties, interest, or similar charges with respect to the foregoing taxes enumerated in this Section.

         12.2 Proration of General Taxes. General Taxes (as hereinafter defined) shall be prorated between Seller and Buyer, so that regardless of when or by whom actually paid or payable, Seller shall bear any of such taxes levied or assessed against or with respect to the Purchased Assets for or with respect to any period prior to the Closing, and Buyer shall bear any of such taxes levied or assessed against or with respect to the Purchased Assets for or with respect to any period on or after the Closing. Buyer shall prepare and file any returns for General Taxes due from and after the Closing, and Seller shall prepare all other returns for General Taxes. Buyer and Seller shall jointly prepare returns which determine taxes that are being prorated. As used herein, the term "General Taxes" shall mean (i) all annual or periodic ad valorem fees and other taxes and assessments, both general and special, and payments made in lieu thereof, on real or personal property and (ii) all other annual or periodic fees, taxes, and similar charges imposed by any governmental unit, upon or in respect to the Purchased Assets, including, but not limited to, taxes, fees, or similar charges (e.g., licenses) for the privilege of doing business. "General Taxes" shall not include motor fuel taxes, sales and use taxes, corporate franchise taxes, transfer taxes, income taxes, taxed based on gross income, and other taxes described in Section 12.1 above.

         12.3 Deficiencies and Refunds. In the event any deficiencies are assessed or refunds made with respect to any of the taxes provided for in this
Article XII, deficiencies shall be the responsibility of, or refunds shall be paid to, the party having the responsibility for the payment of the tax pursuant to this Article XII.

         12.4 Wages and Salaries. Wages and salaries of the employees of Seller who are hired by Buyer immediately after the Closing, if any, (collectively the "Continued Employees"), and all other payments made in respect to the Employees (including, without limitation, employer's FICA payments, other employment taxes, and accrued but unpaid vacation or sick leave) shall be prorated between Seller and Buyer so that regardless of when or by whom actually paid, Seller shall bear the cost of such wages and salaries and other payments for work prior to the Closing, and Buyer shall bear the cost of such wages and salaries and other payments for work after the Closing (while employed by Buyer).

         12.5 Time of Payment. Any amounts validly due and payable by one party to the other pursuant to this Article XII shall be made within thirty
(30) days of demand.

                                 ARTICLE XIII

                                  Termination

         13.1 Termination. This Agreement may be terminated prior to the Closing only as follows:

                  (a) at the election of Seller, if any one or more of the conditions to the obligations of Seller to close has not been fulfilled as of the Closing Date, or if Buyer has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement;

                  (b) at the election of Buyer, if any one or more of the conditions to its obligations to close has not been fulfilled as of the Closing Date, or if Seller, any Professional Services Creditor or any Senior Debt Holder has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement or the Discharge Agreement;

                  (c) at the election of Seller or Buyer, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement or the Discharge Agreement and either Seller or Buyer, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

                  (d) at any time on or prior to the Closing Date, by mutual written consent of Buyer and Seller; or

                  (e) at any time after the expiration of the Exclusivity Period, at the election of either Buyer or Seller, provided that the party electing to terminate is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

         13.2 Effect of Termination. If this Agreement is terminated pursuant to Section 13.1 above, then except as otherwise provided herein, all further obligations of the parties under or pursuant to this Agreement shall immediately terminate without further liability of any party to the others; provided, however, that (i) nothing in this Section 13.2 shall relieve the liability or obligations hereunder of any party (the "Defaulting Party") to the other party or parties (each, a "Non-Defaulting Party") on account of a breach by the Defaulting Party of any covenant, agreement, representation or warranty of the Defaulting Party contained herein; and (ii) the provisions of Section
14.1 (relating to publicity) and Section 14.4 (relating to expenses) shall survive any such termination.

                                  ARTICLE XIV

                                 Miscellaneous

         14.1 Publicity; Waiver for Tax Structure Disclosure. Except as otherwise required by law (including compliance with applicable bulk transfer laws), Seller shall not issue any press release or make any other public statement prior to Closing, in each case relating to, or in connection with, or arising out of this Agreement, or the matters contained herein, without obtaining the prior written approval of Buyer as to the contents and manner of presentation and publication thereof. Anything in this Agreement to the contrary notwithstanding, Seller may, at any time after the execution and delivery hereof or the public announcement of the transactions contemplated hereby, disclose to any and all persons without limitation of any kind the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment or tax structure; provided, however, that any such information relating to the tax treatment or tax structure shall be kept confidential to the extent necessary to comply with any and all federal or state securities laws that may be applicable to Buyer. For this purpose, "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated hereby and does not include information relating to the identity of the parties.

         14.2 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of an individual, such individual confirms that he or she has made due and diligent inquiry as to the matters that are the subject of such representations and warranties. As used in this Agreement, the terms "knowledge", "information" and "belief", with respect to an entity or organization, means the actual knowledge, information or belief, as the case may be, after due inquiry of each of its officers, directors, managers, stockholders, partners and members.

         14.3 Gender. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

         14.4 Expenses. Except as otherwise specifically provided herein, Buyer and Seller shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

         14.5 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by the party to be so bound by such modification, amendment or termination.

         14.6 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

         14.7 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Buyer, to:

                  Market Central, Inc.
                  3109 Crossing Park Road
                  Norcross, GA 30071
                  Facsimile:  (770) 840-2071
                  Attention:  Glen H. Hammer, Chairman

                  With a copy in like manner (which shall not constitute notice) to:

                  Smith, Gambrell & Russell, LLP
                  1230 Peachtree Street, N.E.
                  Suite 3100, Promenade II
                  Atlanta, Georgia  30309-3592
                  Facsimile:  (404) 685-6832
                  Attention:  A. Jay Schwartz, Esq.

                  If to Seller to:

                  Pliant Technologies, Inc.
                  17007 Copper Shore Drive
                  Houston, Texas 77095
                  Facsimile:  ________________________
                  Attention:  R. Douglas Parker, President

                  With a copy in like manner (which shall not constitute notice) to:

                  Andrews & Kurth L.L.P.
                  600 Travis, Suite 4200
                  Houston, Texas 77002
                  Facsimile:  (713) 220-4285
                  Attention:  Eddy J. Rogers, Esq.


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
All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         14.8 Rights of Third Parties. All conditions of the obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms, or be entitled to assume that any party hereto will refuse to consummate the purchase and sale contemplated hereby in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

         14.9 Right to Open Mail. Seller agrees and hereby authorizes and empowers Buyer from and after the Closing (i) to receive and open mail addressed to Seller; and (ii) to deal with the contents thereof in any manner as Buyer sees fit, provided that such mail and the contents thereof relate to the Business, any of the Purchased Assets, or to any of the liabilities or obligations assumed by Buyer pursuant to this Agreement. Any mail received by Buyer and addressed to Seller that does not relate to the Business, the Purchased Assets, or any of the liabilities or obligations assumed by Buyer pursuant to the terms of this Agreement, shall be forwarded to Seller at the place designated in Section 14.7 for the sending of notices.

         14.10 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.11 Governing Law. Except as expressly provided below, the interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the internal laws of the State of Georgia; provided, however, that the parties acknowledge that O.C.G.A. ss. 11-6-101, et seq., shall not apply with respect to any of the Purchased Assets not located in the State of Georgia on the Closing Date. Notwithstanding the foregoing, the interpretation and construction of the non-competition and confidentiality covenants of Seller set forth in Article XI above shall be governed by the internal laws of the State of Texas.

         14.12    Arbitration.

                  (a) Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration to be held at the office of the American Arbitration Association ("AAA") in Atlanta, Georgia, U. S. A. The arbitration shall be conducted in accordance with the United States Arbitration Act (9 U.S.C. ss. 1 et seq.) and the AAA Commercial Arbitration Rules then in effect; provided, however, that the parties agree that any arbitration shall be conducted under AAA's expedited procedures then in effect, regardless of the amount in controversy. Each party may be represented by counsel in such arbitration proceeding. AAA shall select one (1) neutral arbitrator to conduct such arbitration proceeding. The parties agree to request the arbitrator to render a written decision within three (3) months of the request for arbitration or within two (2) months after appointment of the arbitrator, whichever is earlier. To the extent permitted under applicable law, such award shall be final and binding upon both parties. Any costs, fees or expenses incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. Judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow. The costs and expenses of the arbitration proceedings, including attorney's fees, shall be borne by the losing party to the arbitration or, at the discretion of the arbitrator, may be allocated among the parties to properly reflect any partial prevailing or losing of the parties to the arbitration, as determined by the arbitrator.

                  (b) Notwithstanding subsection (a) above to the contrary, any party may seek temporary or preliminary injunctive relief against the other party in any court of proper jurisdiction, pending the outcome of any arbitration proceeding.

         14.13 Parties in Interest. Buyer may transfer and assign this Agreement and its rights hereunder without the consent of Seller. Except as expressly stated above, this Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law or with the written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         14.14 Counterparts. This Agreement may be executed in two or more counterparts, any of which may be executed and delivered by facsimile, all of which taken together shall constitute one instrument.

         14.15 Time of the Essence. Time shall be of the essence with respect to the performance of any obligation or duty hereunder.

         14.16 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.


                     [Signatures appear on following page]

         IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the date first above written.


                                        "BUYER"

                                        MARKET CENTRAL, INC.


                                        By: /s/ Glen H. Hammer
                                           ------------------------------------
                                        Name:  Glen H. Hammer
                                        Title:  Chairman

                                        Attest: James A. Rapp
                                                -------------------------------
                                                Secretary


                                                   [CORPORATE SEAL]


                                        "SELLER"

                                        PLIANT TECHNOLOGIES, INC.


                                        By: R. Douglas Parker
                                           ------------------------------------
                                        Name:  R. Douglas Parker
                                        Title:  Chief Executive Officer


                                        Attest: /s/ Eddy J. Rogers
                                                -------------------------------
                                                Secretary


                                                   [CORPORATE SEAL]


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